Exhibit 99.1

FOR RELEASE:	May 3, 2017

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FIRST QUARTER 2017 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, reported another solid quarter of growth and earnings comparing quarter over quarter results. Results are reflective of an improving business climate in eastern North Carolina, and we have seen more deposit and loan activity as a result of the increased confidence in the local and state economy in our markets.

Select Bancorp, Inc. had strong growth in loans, deposits and total assets in the first quarter of 2017. Our expansion in our mature markets was complimented by growth in markets from branches acquired in December of 2015. Our total assets increased $32.9 million from $846.6 million at December 31, 2016 to $879.6 million at March 31, 2017. The majority of the increase in our assets was in our loan portfolio. Our loan portfolio increased by $29.6 million from $677.2 million at December 31, 2016 to $706.8 million at March 31, 2017. Strong customer demand coupled with hiring experienced and knowledgeable loan officers were the primary drivers in our year over year loan growth. Our emphasis on maintaining our high standards for asset quality has continued to be a primary focal point of our credit underwriting requirements for each customer relationship and has resulted in a decrease in non-performing loans.

In the last two quarters we have experienced notable increases in loan demand in response to a more pro-business economic climate. Many of our customers have a more positive outlook on the economy and have decided to expand their business operations, acquire new equipment or purchase real estate to enhance their company or operations. We have elevated the origination goals of our lenders and they are continuing to develop deeper relationships with their customers and explore other relationships within their markets. We pride ourselves on being able to make credit decisions swiftly to meet the customer’s funding needs in a timely manner.

Deposits have increased $33.5 million from $679.7 million at December 31, 2016 to $713.1 million at March 31, 2017. The majority of the increase in our deposits was in our time deposits. Our time deposits increased by $24.6 million from $303.5 million at December 31, 2016 to $328.1 million at March 31, 2017. Demand deposits increased by $3.7 million since year end and we also saw increases in our money market accounts of $5.9 million for the same time period.

Funding is stable, core deposits have reduced slightly from the prior quarter, but still remain very strong at 77.5%. The increase in time deposits was a blend of wholesale and organically originated deposits, with wholesale comprising $14.0 million of the $24.6 million increase.

During the quarter we had notable loan growth in three loan categories. Our commercial real estate (CRE) loans increased $11.2 million, construction loans increased $14.4 million and multi-family residential loans increased $3.1 million since year end. Most of this increase was originated in the Raleigh, Leland (Wilmington area), Greenville and Fayetteville markets. Our charge-offs in the first quarter of 2017 amounted to $337,000, which were offset by recoveries of $142,000 for net charge-offs of $195,000. Our allowance for loan loss is reflective of a conservative posture to account for loan growth, net charge-off history, loan risk grading and other indicators of inherent risk in our loan portfolio. Our allowance as a percentage of total loans was 1.14 % at March 31, 2017 compared to 1.24% at year-end.

In the third quarter of 2016 we restructured and added personnel to our cash management team. As part of this project we also rolled out mobile banking software enhancements which have been well received by customers and staff. This included educational outreach through emails and newsletters that were used to streamline and simplify this initiative for customers and staff. After three quarters, we have increased the number of customers participating in our cash management program by almost 20%.

As a result of these efforts, today we reported net income for the quarter ended March 31, 2017 of $2.1 million and basic and diluted earnings per share of $0.18, compared to net income of $1.6 million and basic and diluted earnings per share of $0.14 for the quarter ended December 31, 2016.

For the three months ended March 31, 2017, return on average assets was 1.00% and return on average equity was 8.10%, compared to 0.76% and 6.12%, respectively, for the three months ended December 31, 2016.

Non-performing loans decreased to $8.0 million at March 31, 2017 from $9.4 million at December 31, 2016. Non-performing loans equaled 1.13% of loans at March 31, 2017, decreasing from 1.39% of loans at December 31, 2016. Foreclosed real estate equaled $883,000 at March 31, 2017, compared to $599,000 at December 31, 2016. For the quarter, net charge-offs were $195,000, or 0.12% of average loans, compared to net charge offs of $126,000, or 0.08% of average loans for the quarter ended December 31, 2016. At December 31, 2016, the allowance for loan losses was $8.4 million, or 1.24% of total loans, as compared to $8.0 million, or 1.14% of total loans, at March 31, 2017.

Net interest margin was 4.14% for the quarter ending March 31, 2017, as compared to 3.98% for the quarter ended December 31, 2016.

We have previously stated, since our merger with Legacy Select, that we intend to actively pursue expanding our market footprint, by primarily focusing on higher growth North Carolina markets. As a result of our new location in the Raleigh market and our recent entrance in the Leland (Wilmington area) and the Morehead City area, we experienced growth in new markets as well as market expansion in our established branch footprint. With our branch restructuring complete, we believe we have the capital necessary to focus on continued growth in these and other promising markets. As consolidation in our industry continues, we are attracting new customers who are not happy with larger financial institutions, and we are also attracting experienced and knowledgeable employees from these consolidations.

The executive management team is diligently working to increase our efficiencies and effectiveness while delivering outstanding service to our customers and business partners. We have implemented our growth strategy in a progressive and positive approach while maintaining our core values. The execution of this plan is the fundamental essence of our primary core business strategy. To that end, our valued shareholders have seen appreciation in their investment in us, due to this “Future Thinking / Future Focused” approach to banking.

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

The information as of and for the quarter ended March 31, 2017, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends and market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Summary of Operations:
Total interest income	$9,125	$8,877	$8,755	$8,645	$8,432	$34,709	$33,341	$26,104
Total interest expense	1,047	985	909	912	927	3,733	3,542	4,519
Net interest income	8,078	7,892	7,846	7,733	7,505	30,976	29,799	21,585
Provision for (recovery of) loan losses	(194)	669	337	158	352	1,516	890	(194)
Net interest income after provision	8,272	7,223	7,509	7,575	7,153	29,460	28,909	21,779
Noninterest income	730	740	785	831	866	3,222	3,292	2,675
Merger/Acquisition related expenses	-	-	-	-	-	-	378	1,941
Noninterest expense	5,805	5,511	5,631	5,519	5,620	22,281	21,852	18,719
Income before income taxes	3,197	2,452	2,663	2,887	2,399	10,401	9,971	3,794
Provision for income taxes	1,082	847	924	980	896	3,647	3,418	1,437
Net Income	2,115	1,605	1,739	1,907	1,503	6,754	6,553	2,357
Dividends on Preferred Stock	-	-	-	-	4	4	77	38
Net income available to common shareholders	$2,115	$1,605	$1,739	$1,907	$1,499	$6,750	$6,476	$2,319

Share and Per Share Data:
Earnings per share - basic	$0.18	$0.14	$0.15	$0.16	$0.13	$0.58	$0.56	$0.26
Earnings per share - diluted	$0.18	$0.14	$0.15	$0.16	$0.13	$0.58	$0.56	$0.26
Book value per share	$9.14	$8.95	$8.87	$8.74	$8.56	$8.95	$8.38	$8.59
Tangible book value per share	$8.48	$8.29	$8.20	$8.05	$7.87	$8.29	$7.67	$7.83
Ending shares outstanding	11,661,571	11,645,413	11,632,192	11,619,184	11,584,011	11,645,413	11,583,011	11,377,980
Weighted average shares outstanding:
Basic	11,652,612	11,636,647	11,627,270	11,594,995	11,583,440	11,610,705	11,502,800	8,870,114
Diluted	11,714,336	11,677,958	11,666,280	11,642,726	11,626,609	11,655,111	11,567,811	8,974,384

Selected Performance Ratios:
Return on average assets(2)	1.00%	0.76%	0.85%	0.93%	0.73%	0.81%	0.86%	0.37%
Return on average equity(2)	8.10%	6.12%	6.71%	7.62%	6.03%	6.61%	6.42%	3.12%
Net interest margin	4.14%	3.98%	4.27%	4.24%	4.14%	4.06%	4.38%	3.88%
Efficiency ratio (1)	65.91%	63.84%	65.24%	64.44%	67.14%	65.15%	66.04%	77.16%

Period End Balance Sheet Data:
Gross Loans	$706,758	$677,195	$651,743	$632,187	$629,619	$677,195	$617,398	$552,038
Total Earning Assets	809,164	770,288	746,349	749,956	753,726	770,288	726,408	698,266
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	6,931	6,931
Core Deposit Intangible	716	810	909	1,014	1,125	810	1,241	1,625
Total Assets	879,624	846,640	844,774	826,588	830,395	846,640	817,015	766,121
Deposits	713,138	679,661	677,121	661,274	667,654	679,661	651,161	618,902
Short term debt	33,306	37,090	38,175	40,714	32,218	37,090	29,673	20,733
Long term debt	22,939	23,039	22,372	18,205	28,559	23,039	28,703	25,591
Shareholders' equity	106,562	104,273	103,191	101,531	99,210	104,273	104,702	97,685

Selected Average Balances:
Gross Loans	$686,800	$663,213	$641,531	$629,333	$623,286	$639,412	$578,759	$430,571
Total Earning Assets	776,496	778,477	737,295	739,002	734,859	744,024	686,663	565,264
Core Deposit Intangible	764	862	965	1,072	1,186	1,020	1,330	884
Total Assets	856,712	844,162	818,284	822,036	832,738	829,315	765,284	631,905
Deposits	689,795	679,404	653,016	658,476	672,151	665,764	607,214	523,954
Short term debt	35,048	33,032	34,573	30,366	30,472	32,111	32,316	9,957
Long term debt	22,989	23,089	23,189	28,289	28,389	25,739	20,147	20,494
Shareholders' equity	105,860	104,404	103,026	100,664	100,312	102,110	102,068	74,365

Asset Quality Ratios:
Nonperforming loans	$7,956	$9,430	$7,565	$8,788	$8,750	$9,430	$8,712	$11,876
Other real estate owned	883	599	548	716	1,888	599	1,401	1,585
Allowance for loan losses	8,022	8,411	7,889	7,692	7,527	8,411	7,021	6,844
Nonperforming loans (3) to period-end loans	1.13%	1.39%	1.16%	1.39%	1.39%	1.39%	1.41%	2.15%
Allowance for loan losses to period-end loans	1.14%	1.24%	1.21%	1.22%	1.20%	1.24%	1.14%	1.24%
Delinquency Ratio (4)	0.21%	0.44%	0.16%	0.23%	0.45%	0.44%	0.40%	0.91%
Net loan charge-offs (recoveries) to average loans (2)	0.12%	0.08%	(0.01%)	0.00%	(0.10%)	0.02%	0.12%	(0.03%)

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.